Exhibit 99.1

Monday May 21, 1:00 PM Pacific Time

Press Release

SOURCE: GameTech International, Inc.

9th Circuit Court of Appeals Rules in Favor of GameTech International

RENO, Nev., May 21 - GameTech International, Inc. announced today that the 9th Circuit Court of the U.S. Court of Appeals has reversed the ruling of a lower court in the matter of Trend Gaming Systems, LLC v. GameTech International (D.C. No. CV-01-00540-LOA). In this case, the 9th Circuit found in favor of all GameTech International’s claims and remanded the case for new trial, pending a proper request from Trend to move forward.

This is the second successful appellate court ruling this year for GameTech International versus Trend Gaming Systems.

“We are extremely pleased with this ruling and are grateful to the court for its speedy deliberation and decision in this matter,” CEO Jay Meilstrup commented. Mr. Meilstrup further added, “GameTech International aggressively defends, utilizing all legal channels necessary, the integrity of the business and our ability to conduct business in a free and fair manner. The court’s ruling clearly supported our position and we thank them for their time in this case.”

As a result of this decision, bonds posted by GameTech International in excess of $4.5 million prior to filling the appeal will be available for return to GameTech International upon petition to the lower court.

GameTech International, Inc. is in the business of designing, manufacturing, and marketing computerized bingo and gaming equipment, systems, and services. Under the GameTech® brand the company provides electronic bingo systems and equipment. Under the Summit Gaming™ brand the company provides video lottery terminals and slot machine gaming devices. The company also provides other gaming related equipment and services. GameTech International, Inc. is an innovator in advanced wireless gaming applications and devices as well as software and content for traditional slot machine games. GameTech International, Inc. serves customers in 41 U. S. States, Canada, Japan, Mexico, Norway, Philippines, and the United Kingdom, and Mexico. The company was incorporated in 1994 and is headquartered in Reno, Nevada.

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and GameTech International, Inc. intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include our potential expansion of business internationally, our positioning for profitable growth, new product and product feature developments, the success of the strategic opportunities and initiatives, and expectations of the profitability, and growth and income expectations for the current fiscal year. GameTech cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include those disclosed in documents filed by the Company with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K.